SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 6, 2002

Commission File Number:  0-27958

Flanders Corporation

(Exact Name of Registrant as Specified in its Charter)

North Carolina

13-3368271

(State or other jurisdiction of

(IRS Employer

incorporation or organization)

Identification No.)

2399  26th Avenue North

St. Petersburg, Florida

33734

(Address of Principal Executive Offices)

(Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 4.  CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANTS

On December 9, 2002, the Audit Committee of Flanders Corporation (i) approved the engagement of Pender Newkirk & Company, CPAs, as the independent accountants for Flanders Corporation and (ii) accepted the resignation of Grant Thornton LLP as such independent accountants.  The Company had been reviewing whether to continue the relationship with Grant Thornton, and by letter dated December 6, 2002 to the Company, Grant Thornton confirmed the resignation.

The accountants' report of Grant Thornton on the consolidated financial statements of Flanders Corporation and subsidiaries as of and for the years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

In its letter sent to the audit committee of the Company in connection with the audit for the year ended December 31, 2000, Grant Thornton indicated that it had discussed with the Company its levels of allowance for doubtful accounts and allowance for inventory.  These matters were discussed and resolved with management of the Company and adjustments acceptable to Grant Thornton and the Company were reflected in the Company's financial statements for the year ended December 31, 2000.  Other than as described, during the two fiscal years ended December 31, 2001, and the subsequent interim periods through December 6, 2002, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused it to make reference in connection with its report to the subject matter of the disagreement.

During the Company's two most recent fiscal years and interim periods preceding resignation, Grant Thornton has not advised management or the Board of Directors of the Company of any issues regarding significant internal control matters, problems with management representations, requirements for expanded audit scope or information that materially impacts the fairness or reliability of the Company's financial statements and, accordingly, there were no reportable events.

During the past two years, Pender Newkirk & Company has not advised the registrant regarding any "reportable event" as defined in Item 304 (a)(1)(v) of Regulation S-K.

The foregoing disclosure has been reviewed by Pender Newkirk & Company and it has been given an opportunity to furnish a letter to the Company regarding such disclosures.  A copy of the foregoing disclosure is being provided to Grant Thornton LLP with a request that it furnish a letter stating whether it agrees with the disclosures.  A copy of such letter will be filed by amendment to this report on Form 8-K within two business days of receipt by the Company.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  December 6, 2002

FLANDERS CORPORATION

By:  /s/  Steven K. Clark

Steven K. Clark

Vice-President of Finance/

Chief Financial Officer/

Chief Operating Officer and Director

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